Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact:                  Zac Nagle
April 25, 2012                                                                                                      Vice President,
Investor Relations and Communications
713-753-5082

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082

KBR ANNOUNCES EARNINGS PER DILUTED SHARE
OF $0.61 FOR FIRST QUARTER 2012

▪	Revenue, excluding the LogCAP project, up 5% year-over-year

▪	Job income margins up 50 basis points year-over-year

▪	Backlog up 44% compared to December 31, 2011

▪	Continued strong balance sheet with $837 million cash and equivalents

HOUSTON, Texas – KBR (NYSE:KBR) announced today that first quarter 2012 net income attributable to KBR was $91 million, or $0.61 per diluted share, compared to net income attributable to KBR of $105 million, or $0.69 per diluted share, in the first quarter of 2011.

Consolidated revenue in the first quarter 2012 was $2.0 billion compared to $2.3 billion in the first quarter of 2011. Operating income in the first quarter 2012 was $112 million compared to $144 million in the prior year first quarter.

“KBR’s first quarter performance was consistent with our expectations,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “In several of our end markets, project opportunities are beginning to accelerate which should drive stronger operating results through the balance of the year and into the future.”

Hydrocarbons Results (All comparisons are first quarter 2012 versus first quarter 2011, unless otherwise noted).

Hydrocarbons revenue was $1.1 billion, up $69 million, or 7%. Hydrocarbons job income was $136 million, up $11 million, or 9%.

•
Gas Monetization job income was $79 million, up $15 million, or 23%, primarily related to the start-up activities on the newly awarded Ichthys LNG project and increased activity on other LNG projects. Partially offsetting this increase was lower work volumes on the Skikda LNG and Pearl GTL projects. The increase included the receipt of a $9 million restitution payment from Jack Stanley related to the resolution of the FCPA matter which was substantially offset by an $8 million gain from the Tangguh LNG exit settlement with KBR’s former project partner in the first quarter 2011.

•
Oil and Gas job income was $23 million, down $1 million, or 4%, primarily related to the completion or near completion of several projects including the CLOV floating production, storage, and offloading (FPSO) vessel and Engevix projects. Partially offsetting the decrease was higher work volumes on the Shah Deniz FEED and Quad 204 detailed design work.

•
Downstream job income was $14 million, down $5 million, or 26%, primarily related to lower volumes on projects in the Middle East that are nearing completion and lower volumes on a refinery project in Africa. Partially offsetting the decrease was increased profits from projects in the United States and the new KBR-AMCDE entity in Saudi Arabia.

•
Technology job income was $20 million, up $2 million, or 11%, primarily related to the progress on a proprietary equipment project in Brazil and several license and engineering projects in Egypt, China and Russia. Partially offsetting the increase was the completion of engineering services on an ammonia project in Brazil.

Infrastructure, Government and Power (IGP) Results (All comparisons are first quarter 2012 versus first quarter 2011, unless otherwise noted).

IGP revenue was $518 million, down $337 million, or 39%. IGP job income was $75 million, down $32 million, or 30%.

•
North American Government and Logistics (NAGL) job income was $15 million, down $40 million, or 73%, primarily related to the completion of operations under the LogCAP III contract in Iraq and the $16 million awards fees received in the first quarter of 2011 which did not reoccur in the first quarter of 2012. Partially offsetting the decrease was income related to the LogCAP IV contract, including the U.S. Department of State project.

•
International Government, Defence and Support Services (IGDSS) job income was $36 million, up $19 million, or 112%, primarily related to reduced cost estimates for construction activities on the Allenby & Connaught project, increased activity on a NATO contract in Afghanistan, and a project close-out on an Afghanistan infrastructure project.

•
Infrastructure job income was $15 million, down $7 million, or 32%, primarily related to a first quarter 2011 incentive fee of $10 million received on a transport project which did not reoccur in the first quarter of 2012. Partially offsetting the decrease was higher work volumes on two expressway projects in Qatar and Australia.

•
Minerals job loss was $1 million, down $8 million, or 114%, primarily related to cost and schedule issues to complete a legacy EPC project. Partially offsetting the decrease was higher activity on the Hope Downs 4 iron ore project and the Rio Tinto fuels infrastructure and logistics project.

•
Power and Industrial (P&I) job income was $10 million, up $4 million, or 67%, primarily related to increased activity on waste-to-energy and coal gasification projects. Partially offsetting the increase was lower work volume from the completion of a waste-to-energy refurbishment project.

Services Results (All comparisons are first quarter 2012 versus first quarter 2011, unless otherwise noted).

Services revenue was $348 million, down $49 million, or 12%. Services job income was $28 million, down $4 million, or 13%, primarily related to lower work volumes on U.S. Construction and Industrial Services’ projects, as well as lower activity as a result of maintenance on a vessel in the MMM joint venture. Partially offsetting the decrease was increased activity on a new module assembly project and other projects in the Canada Operations.

Ventures Results (All comparisons are first quarter 2012 versus first quarter 2011, unless otherwise noted).

Ventures job income was $8 million, down $3 million, or 27%, primarily related to lower ammonia prices and non-cash hedge accounting adjustments at the EBIC ammonia plant in Egypt.

Corporate (All comparisons are first quarter 2012 versus first quarter 2011, unless otherwise noted).

Corporate general and administrative expense was $55 million, up $11 million, or 25%, primarily related to timing issues that gave rise to lower facilities and IT systems support costs, as well as lower costs associated with incentive compensation programs in the first quarter of 2011, which did not reoccur in the first quarter of 2012.

Total cash used in operating activities in the first quarter of 2012 was $107 million, primarily driven by the timing of working capital requirements on several large projects.

The effective tax rate for the first quarter 2012 was approximately 9% which was lower than the operating tax rate of approximately 27% primarily due to discrete tax benefits related to tax deductions arising from an unconsolidated joint venture in Australia, as well as the reduction of reserves based on progress in resolving transfer pricing matters with certain taxing jurisdictions.

During the first quarter of 2012, KBR had share repurchases of $7 million, capital expenditures of $16 million, pension contributions of $8 million, and quarterly dividend payments of $7 million.

Full Year 2012 Outlook

KBR full year 2012 earnings per diluted share guidance remains in the $2.45 to $2.80 range.

Significant Achievements and Awards

▪
KBR, along with its joint venture with JGC Corporation and Chiyoda Corporation, the JKC JV, signed the formal contract for engineering, procurement and construction (EPC) activities on the Ichthys LNG Project in Northern Australia. The JKC JV partners signed this EPC contract, valued at US$15 billion, with the Ichthys LNG Project owners, INPEX and Total. The Ichthys LNG Project is a Joint Venture between INPEX (76%, the Operator) and Total (24%). The Ichthys Project is expected to produce 8.4 million tonnes of LNG and 1.6 million tonnes of LPG per annum, along with approximately 100,000 barrels of condensate per day at peak.

▪
KBR announced it will design and construct an ethylene furnace for INEOS Olefins & Polymers USA (INEOS) that upon commissioning will provide the highest achievable ethylene yields in the industry. The executed agreements with INEOS include provision of a technology license, engineering, procurement, supply of equipment and materials, and construction of the furnace. The furnace design will add 465 million pounds per year of furnace production capacity to the INEOS Chocolate Bayou Works Olefins Complex in Alvin, Texas.

▪
KBR completed the registration and licensing of a new entity to carry out general engineering and project management services under the Saudi Arabian Oil Company (Saudi Aramco) GES+ initiative. As part of completing the GES+ initiative, KBR acquired the business of Abdulhadi and Al-Moaibed Consulting Engineering Co. (AMCDE), a Saudi owned professional engineering company, and officially formed KBR-AMCDE. KBR will hold a 67% interest in this new entity. This new entity will provide front-end engineering and design, detailed design, procurement and project management services for Saudi Aramco. Initial staffing of the KBR-AMCDE enterprise is approximately 400 people.

▪
KBR was awarded a contract by Devon Energy to provide construction services for a new 150 million standard cubic feet per day (MMSCFD) gas processing plant.  KBR will provide pre-construction services and installation for the processing plant expansion at its existing 200 MMSCFD gas processing plant. The expansion will increase the cryogenic gas processing plant’s capacity by 150 MMSCFD, bringing the total processing capacity to 350 MMSCFD in the Woodford Shale.

▪
KBR was awarded a contract by TAIF Group to provide licensing and engineering services for the Veba Combi Cracker (VCC) to be implemented at the Nizhnikamsk refinery in the Republic of Tatarstan, Russia. Under the terms of the contract, KBR will provide the License, Basic Engineering Package (LBEP), and other services for TAIF’s VCC-based Deep Conversion Complex. This award marks the third VCC license, and KBR’s largest VCC project award since the acquisition of the rights to the technology in January 2010.

▪
KBR announced The Shooshan Company awarded the KBR Building Group a contract to provide construction services for The Place at Founders Square. KBR Building Group will execute construction services for the 17-story, 238,060 square-foot residential tower, which will include design features such as a prominently curved window wall, a rooftop terrace with wood decking, two custom year-round spas, a resident-use bar and interior clubroom.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 22, 2012, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions) (Unaudited)

March 31, 2012	December 31, 2011
Assets		
Current assets:		
Cash and equivalents	$ 837	$ 966
Receivables:		
Accounts receivable, net of allowance for bad debts of $12 and $24	1,101	1,227
Unbilled receivables on uncompleted contracts	587	435
Total receivables	1,688	1,662
Deferred income taxes	283	297
Other current assets	463	517
Total current assets	3,271	3,442
Property, plant and equipment, net of accumulated depreciation of $376 and $364	389	384
Goodwill	957	951
Intangible assets, net	109	113
Equity in and advances to related companies	223	190
Noncurrent deferred income taxes	121	128
Noncurrent unbilled receivables on uncompleted contracts	313	313
Other noncurrent assets	153	152
Total assets	$ 5,536	$ 5,673
Liabilities and Shareholders' Equity		
Current liabilities:		
Accounts payable	$ 765	$ 761
Due to former parent, net	53	53
Advanced billings on uncompleted contracts	454	626
Reserve from estimated losses on uncompleted contracts	17	22
Employee compensation and benefits	197	226
Current non-recourse project-finance debt of a variable interest entity	10	10
Other current liabilities	590	586
Total current liabilities	2,086	2,284
Noncurrent employee compensation and benefits	454	470
Noncurrent non-recourse project-finance debt of a variable interest entity	90	88
Other noncurrent liabilities	161	177
Noncurrent income tax payable	133	141
Noncurrent deferred tax liability	74	71
Total liabilities	2,998	3,231
KBR shareholders' equity		
Preferred stock	-	-
Common stock	-	-
Paid-in-capital in excess of par	2,014	2,005
Accumulated other comprehensive loss	(541)	(548)
Retained earnings	1,691	1,607
Treasury stock	(576)	(569)
Total KBR shareholders' equity	2,588	2,495
Noncontrolling interests	(50)	(53)
Total shareholders' equity	2,538	2,442
Total liabilities and shareholders' equity	$ 5,536	$ 5,673

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)(Unaudited)

Three Months Ended		
	March 31, 2012	March 31, 2011	December 31, 2011
Revenue:			
Hydrocarbons:			
Gas Monetization	$ 805	$ 746	$ 687
Oil and Gas	121	121	116
Downstream	141	136	139
Technology	49	44	47
Total Hydrocarbons	1,116	1,047	989
Infrastructure, Government and Power			
North American Government and Logistics	209	605	409
International Government, Defence and Support Services	98	69	118
Infrastructure	64	63	58
Minerals	63	57	59
Power and Industrial	84	61	63
Total Infrastructure, Government and Power	518	855	707
Services	348	397	378
Ventures	14	17	17
Other	5	5	5
Total revenue	$ 2,001	$ 2,321	$ 2,096
Business group income (loss):			
Hydrocarbons:			
Gas Monetization	$ 79	$ 64	$ 65
Oil and Gas	23	24	23
Downstream	14	19	19
Technology	20	18	22
Total job income	136	125	129
Gain (loss) on sales of assets	-	1	(1)
Divisional overhead	(31)	(27)	(29)
Total Hydrocarbons	105	99	99
Infrastructure, Government and Power:			
North American Government and Logistics	15	55	45
International Government, Defence and Support Services	36	17	50
Infrastructure	15	22	12
Minerals	(1)	7	(19)
Power and Industrial	10	6	6
Total job income	75	107	94
Gain on sales of assets	2	-	-
Divisional overhead	(38)	(46)	(39)
Total Infrastructure, Government and Power	39	61	55
Services:			
Job income	28	32	30
Gain on sales of assets	-	-	1
Divisional overhead	(16)	(19)	(16)
Total Services	12	13	15
Ventures:			
Job income	8	11	13
Divisional overhead	(1)	(1)	(1)
Total Ventures	7	10	12
Other:			
Job income	4	4	4
Gain on sales of assets	2	-	1
Divisional overhead	(3)	(2)	(2)
Total Other	3	2	3
Total business group income	$ 166	$ 185	$ 184

 KBR, Inc.:  Backlog Information (a)
(Millions)(Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s estimated revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $5.8 billion, $1.7 billion and $1.7 billion at March 31, 2012, December 31, 2011, and December 31, 2010, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $3.2 billion, $3.4 billion and $4.2 billion at March 31, 2012, December 31, 2011 and December 31, 2010, respectively.

As of March 31, 2012, 38% of our backlog was attributable to fixed-price contracts and 62% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of March 31, 2012, December 31, 2011 and December, 31, 2010.

(b)	Backlog attributable to unfunded government orders was $0.2 billion, $0.4 billion and $0.1 billion as of March 31, 2012, December 31, 2011, and December 31, 2010, respectively.